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Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celestica Inc.

        We consent to the use of our report to the Board of Directors of Celestica Inc. dated January 20, 2004, except as to note 23 which is as of May 17, 2004 and note 24 which is as of June 10, 2004 with respect to the consolidated balance sheets of Celestica Inc. as of December 31, 2003 and 2002 and the related consolidated statements of loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus supplement.

/s/ KPMG LLP
Chartered Accountants
Toronto, Canada June 16, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM